Exhibit 99.1

Quotient Limited Reports Second Quarter Fiscal 2018 Financial Results

•	MosaiQ project de-risked, Verification and Validation “head-to-head” studies confirm targeted concordance levels for all blood grouping assays
•	European field trials expected to commence prior to year end
•	Key financing completed, raising up to $89 million – critical element of funding plan through commercialization
•	22% Product revenue growth recorded during the quarter driven by the Reagent Business

JERSEY, Channel Islands, October 30, 2017 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported its financial results for the fiscal second quarter ended September 30, 2017.

“I am pleased to report that we have made great progress in both proving and derisking the MosaiQ project. The positive V&V concordance data for the initial blood grouping microarray, a critical milestone in advance of commencing field trials, proves that MosaiQ works under conditions similar to a full field trial.” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. He added, “with this milestone behind us we chose to raise up to $89 million of new equity, with $40 million available immediately and another $49 million expected upon the exercise of warrants by mid 2018. We believe this infusion of capital, combined with existing cash resources and debt facilities available to be drawn upon successful field trial data, will provide sufficient funding through to the commercialization of MosaiQ.”

MosaiQ Regulatory and Commercial Milestones - Next Twelve Months

•	European Field Trials – Quotient expects to commence European field trials before 2017 calendar year end
•	European Regulatory Approval – Upon the successful completion of European field trials Quotient expects to file promptly for European regulatory approval for MosaiQ
•

European Commercialization – Quotient has commenced the commercialization of MosaiQ in Europe, where it has already received invitations to participate in tenders currently expected to be awarded in the middle of calendar year 2018

•	U.S. Field Trials and subsequent Regulatory Filing will follow the successful completion of European field trials.

MosaiQ Platform

MosaiQ, Quotient's next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of nucleic acids (DNA or RNA) using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

Fiscal Second Quarter 2018 Financial Results

“Our conventional reagent business achieved product sales growth of 22% in the fiscal 2018 second quarter (“2QFY18”) and 15% year to date, while also delivering seven new reagent products licensed for sale in the U.S. by the FDA,” said Paul Cowan. “Strong top line performance in the quarter was due to 23% growth in sales to OEM customers, and to a lesser extent by 6% growth in our U.S. direct business. Our focus on growing these more profitable revenue lines has shown positive results, with continued strong gross margin improvement in the quarter.”

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Product sales —OEM Customers	$4,235	$3,447	$8,796	$7,358
Product sales — direct customers and distributors	1,675	1,397	3,340	3,203
Other revenues	—	1,300	600	1,300
Total revenue	$5,910	$6,144	$12,736	$11,861

Product sales from standing orders (%)	68%	73%	74%	75%

Gross profit	$3,124	$3,383	$7,118	$6,009
Gross profit as a % of total revenue	52.9%	55.1%	55.9%	50.7%
Gross margin on product sales (%)	52.9%	43.0%	53.7%	44.6%
Operating (loss)	$(18,060)	$(17,511)	$(34,966)	$(33,889)

Capital expenditures totaled $12.3 million in 2QFY18, compared with $9.4 million in the fiscal 2017 second quarter (“2QFY17”), largely reflecting ongoing investment related to the construction of our new conventional reagent manufacturing facility near Edinburgh, Scotland.

Quotient ended 2QFY18 with $19.8 million in cash and other short-term investments and $78.6 million of term debt, net of $5.0 million in an offsetting long-term cash reserve account. On October 24, 2017, the Company entered into subscription agreements for the private placement of (i) 7,864,683 ordinary shares at $4.64 per share; (ii) 550,000 pre-funded warrants at $4.755 per underlying pre-funded warrant exercisable for up to 550,000 ordinary shares at $0.01 per ordinary share; and (iii) 8,414,683 warrants at $0.125 per underlying warrant share exercisable for up to 8,414,683 ordinary shares at $5.80 per ordinary share. The initial sale of ordinary shares and warrants generated proceeds of approximately $40 million. The recently issued warrants will also provide up to $49 million of additional funding in 2018, assuming full exercise. The company’s near term funding plans also include the sale and lease back of its recently completed BioCampus facility and the issuance of an additional $36 million of its senior secured notes upon achieving and publishing the targeted concordance levels for the MosaiQ blood grouping microarray in its upcoming European field trial.

Outlook for the Fiscal Year Ending March 31, 2018

•

Total revenue is expected to be in the range of $25 to $27 million, including other revenue (product development fees) of approximately $2 million. Forecasted other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain products under development. The current expectation with respect to the receipt of the milestone payment related to CE mark approval of the MosaiQ IH microarray is in the second half of calendar year 2018. The receipt of development milestone payments involves risks and uncertainties.

•	Product sales expectations are increased to be in the range of $23 to $25 million.
•	Operating loss is now expected to be in the range of $70 to $75 million, including depreciation, amortization and share-based compensation of $14.5 to $15 million.
•	Capital expenditures are still expected to be in the range of $25 to $30 million.

Product sales in the third quarter of fiscal 2018 are expected to be in the range of $5.1 to $5.4 million, compared with $4.8 million for the third quarter of fiscal 2017.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Tuesday, October 31st at 8:30 a.m. Eastern Time to discuss its second quarter fiscal 2018 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through November 30th by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13672301.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, current estimates of third quarter and full year fiscal 2018 operating results and expectations regarding our future funding needs and sources (including proceeds from exercises of our outstanding warrants). Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer – chris.lindop@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Product sales	$5,910	$4,844	$12,136	$10,561
Other revenues	—	1,300	600	1,300
Total revenue	5,910	6,144	12,736	11,861
Cost of revenue	2,786	2,761	5,618	5,852
Gross profit	3,124	3,383	7,118	6,009
Operating expenses:
Sales and marketing	1,869	1,273	3,551	2,530
Research and development, net	13,341	14,495	26,014	26,296
General and administrative expense	5,974	5,126	12,519	11,072
Total operating expense	21,184	20,894	42,084	39,898
Operating loss	(18,060)	(17,511)	(34,966)	(33,889)
Other income (expense)
Interest expense, net	(4,197)	(1,213)	(8,407)	(2,384)
Other, net	565	1,366	1,444	2,680
Other income (expense), net	(3,632)	153	(6,963)	296
Loss before income taxes	(21,692)	(17,358)	(41,929)	(33,593)
Provision for income taxes	—	—	—	—
Net loss	$(21,692)	$(17,358)	$(41,929)	$(33,593)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$128	$29	$473	$(234)
Unrealized gain on short-term investments	(6)	—	32	—
Foreign currency gain (loss)	(504)	(594)	1,312	(3,903)
Provision for pension benefit obligation	44	46	87	87
Other comprehensive income (loss)	(338)	(519)	1,904	(4,050)
Comprehensive loss	$(22,030)	$(17,877)	$(40,025)	$(37,643)
Net loss available to ordinary shareholders - basic and diluted	$(21,692)	$(17,358)	$(41,929)	$(33,593)
Loss per share - basic and diluted	$(0.58)	$(0.62)	$(1.13)	$(1.25)
Weighted-average shares outstanding - basic and diluted	37,657,409	28,123,334	37,223,957	26,774,378

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$9,131	$4,754
Short-term investments	10,686	16,057
Trade accounts receivable, net	2,458	2,556
Inventories	15,223	13,636
Prepaid expenses and other current assets	3,941	3,629
Total current assets	41,439	40,632
Cash reserve account	5,040	5,040
Property and equipment, net	74,891	63,530
Intangible assets, net	847	769
Total assets	$122,217	$109,971
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,484	$10,782
Accrued compensation and benefits	3,131	3,641
Accrued expenses and other current liabilities	17,864	13,509
Current portion of lease incentive	437	422
Capital lease obligation	1,472	1,374
Total current liabilities	30,388	29,728
Long-term debt	83,586	80,704
Lease incentive, less current portion	655	844
Capital lease obligation, less current portion	439	174
Defined benefit pension plan obligation	5,727	5,337
7% Cumulative redeemable preference shares	17,800	17,275
Total liabilities	138,595	134,062
Total shareholders' deficit	(16,378)	(24,091)
Total liabilities and shareholders' deficit	$122,217	$109,971

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended September 30,
	2017	2016
OPERATING ACTIVITIES:
Net loss	$(41,929)	$(33,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,081	4,641
Share-based compensation	2,472	1,981
Amortization of lease incentive	(215)	(217)
Swiss pension obligation	329	344
Amortization of deferred debt issue costs	2,882	506
Accrued preference share dividends	525	525
Net change in assets and liabilities:
Trade accounts receivable, net	231	(1,870)
Inventories	(1,065)	(1,333)
Accounts payable and accrued liabilities	(540)	1,614
Accrued compensation and benefits	(560)	10
Other assets	197	(1,629)
Net cash used in operating activities	(32,592)	(29,021)
INVESTING ACTIVITIES:
Increase in short-term investments	(43,000)	—
Realization of short-term investments	48,402	—
Purchase of property and equipment	(12,261)	(9,427)
Purchase of intangible assets	(68)	(65)
Net cash used in investing activities	(6,927)	(9,492)
FINANCING ACTIVITIES:
Repayment of finance leases	(56)	(81)
Proceeds from issuance of ordinary shares	45,266	16,371
Net cash generated from financing activities	45,210	16,290
Effect of exchange rate fluctuations on cash and cash equivalents	(1,314)	(2,878)
Change in cash and cash equivalents	4,377	(25,101)
Beginning cash and cash equivalents	4,754	44,100
Ending cash and cash equivalents	$9,131	$18,999
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$5,068	$2,391